SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


                        FORM 8-K


                     CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported)
                     October 4, 1999



                    LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)



Delaware                0-27610          11-2882328
(State or other        (Commission    (IRS Employer
jurisdiction            File No.)     Identification Number)
of incorporation)


      7840 Montgomery Road, Cincinnati, Ohio         45236
     (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code: (513)792-9292


                             N/A

(Former name or former address, if changed since last report)


Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing its procedure volume for the quarter ended September 30, 1999.


Item 7.  Financial Statements and Exhibits

(a)  Exhibits


     99.1     Press Release dated October 4, 1999


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 LCA-VISION INC.



Date: October 4, 1999               By:/s/Larry P. Rapp
                                    -----------------------------
                                       Larry P. Rapp,
                                       Chief Financial Officer

COMPANY CONTACTS              INVESTOR RELATIONS CONTACTS
LCA-Vision Inc.               Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman &  Ruth Abeshaus (Ruth@lhai.com)
CEO                           (212) 838-3777
Larry Rapp, VP-Finance & CFO  Bruce Voss (Bruce@lhai.com)
(513) 792-9292                (310) 575-4848
                              Media Contact
                              Elissa Grabowski (Elissa@lhai.com)
                              (212) 838-3777


FOR IMMEDIATE RELEASE

   THIRD QUARTER VOLUME AT LCA-VISION'S MARYLAND CENTERS UP 152%

    - Quarterly Same-Center Volume Increases 51%, LasikPlus to
                    Expand into California,
              National Lasik Network Assembled -

CINCINNATI (October 4, 1999) - LCA-Vision Inc. (NASDAQ NM: LCAV), a leading U.S.-based provider of laser vision correction services, today reported that procedure volume for the three months ended September 30, 1999 at the Company's Baltimore and Annapolis, Maryland centers increased 152% compared with the three months ended September 30, 1998, and increased 38% compared with the three months ended June 30, 1999.

Third quarter 1999 same-center procedure volume for the Company's 21 U.S. and Canadian centers increased 51% to 8,769 procedures, compared with 5,818 procedures for the comparable 1998 period. This marks the Company's 12th consecutive quarter of procedure volume growth during what is a somewhat seasonally slow quarter. Nine-month 1999 same center procedure volume increased 77% to 27,107 procedures, compared with 15,283 procedures for the 1998 nine-month period.

The Company's plan for growth is to increase utilization of existing capacity and to expand its geographic presence. Based on initial successes, LCA-Vision will expand the testing of the LasikPlus model to its California markets beginning in October. The Company will continue testing the "value pricing" model pending positive consumer reaction and favorable business results. To establish LasikPlus in new markets, marketing expenses are elevated in the short term. After a period of high-impact advertising and marketing programs, the expenditures are expected to return to traditional levels.

Commenting on the LasikPlus "value pricing" model being tested in these Maryland markets, Stephen N. Joffe, Chairman and CEO, stated, "Our initial test has proven to be very successful. In the 10 weeks since we introduced LasikPlus in Maryland, the program has exceeded our most aggressive expectations and accounted for the highest center procedure volume in the quarter. While our per procedure contribution margin was comparable to that under our "open access" model, more importantly we have maintained clinical outcomes and patient satisfaction. These results support our belief that 'value pricing' expands the market because it lowers the affordability bar."

LCA-Vision also announced that it has completed physician enrollment in its National Lasik Network, a network of laser vision correction providers formed to support the Company's recently announced agreement with Cole National Corporation (NYSE:
CNJ). "We are ready to begin bringing the benefit of laser vision correction surgery to the 50 million Cole Managed Vision members beginning January 2000," said Joffe.

The following table provides the quarterly and nine-month procedure comparisons, which include the Baltimore and Annapolis centers:

               LCA-Vision Inc. Same-Center Growth

               Three    Three           Nine      Nine
               months   months          months    months
               ended    ended     %     ended     ended      %
               9/30/99 9/30/98*  Change 9/30/99   9/30/98*  Change
              -------- -------   ------ --------  --------  ------
Procedures      8,769   5,818     51%    27,107    15,283    77%

* Note: Figures exclude procedures performed at centers subsequently closed.

The Company expects to announce 1999 third quarter financial results and to hold an investor conference call on Thursday, October 28, 1999. The conference call will begin at 4:45 p.m. Eastern Time. To participate, a few minutes prior to the start time professional investors and analysts are invited to dial (800)
263-9163.   Those unable to participate are invited to listen to a
recording of the call and Q&A through 5:00 p.m. Eastern Time, Monday, November 1, 1999 by dialing (800) 633-8284 or for international callers please dial (619) 812-6440, access code 13269727.

Individual investors will have the opportunity to listen to the conference call over the Internet through Investor Broadcast Network at www.vcall.com. To listen to the live call, please go to the Web site a few minutes prior to the start of the call to register, download and install the necessary audio software. For those who cannot listen to the live broadcast, a replay will begin shortly after the call has ended and will be available for 90 days.

LCA-Vision operates 22 laser vision correction centers in the US, Canada, and Europe, which are supported by a network of more than 2,200 ophthalmologists and optometrists.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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